Exhibit  14

                            ZENEX INTERNATIONAL, INC.
                               CODE OF ETHICS FOR
                        DIRECTORS AND EXECUTIVE OFFICERS

                          I. INTRODUCTION AND PURPOSE

     This Code of Ethics for the Directors and Executive Officers (the "Code") helps maintain the Company's standards of business conduct and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder.

     The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our shareholders, and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

     Nothing in this Code, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

                                II. APPLICATION

     The Code is applicable to the following persons, referred to as the Directors and Officers:

     -  Our  directors;

     -  Our  principal  executive  officer,

     -  Our  principal  financial  officer,

     -  Our  principal  accounting  officer  or  controller,

     - Our other officers who are identified as "executive officers" for SEC reporting purposes; and

     - Persons performing similar functions and responsibilities, who shall be identified by the Audit Committee from time to time for the purpose of ensuring that this Code is applicable to all appropriate personnel.

                              III. CODE OF ETHICS

     It  is  the  policy  of  the  Company  that  each  Director  and  Officer:

     -  Act  honestly  and  ethically.3

     - Avoid and ethically address actual or apparent conflicts of interest between personal and professional relationships, including disclosure


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        of any transaction  or relationship that reasonably could be expected to give rise to a conflict of interest to the  Company's  Audit  Committee.

     - Provide full, fair, accurate, timely, and understandable disclosure in the Company's public communications, including reports and documents that the Company files with, or submits to, the SEC.

     -  Comply  with  applicable  governmental  laws,  rules,  and  regulations.

     - Report promptly any conduct that the Director or Officer believes to be a violation of the Code to the Company's Audit Committee. It is against the Company's policy to retaliate in any way against a Director or Officer for good faith reporting of violations of this Code.

                               IV.  ACCOUNTABILITY

     Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company's discretion, up to and including termination.

                            V.  WAIVER AND AMENDMENT

     We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors and promptly disclosed pursuant to applicable laws and regulations.